Exhibit 8.1

April 5, 2018

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Re:	Merger of Ameris Bancorp and Hamilton State Bancshares, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (“Ameris”), in connection with the proposed merger (the “Merger”) of Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”), with and into Ameris, pursuant to an Agreement and Plan of Merger, dated as of January 25, 2018 (the “Merger Agreement”). Ameris will be the surviving corporation upon consummation of the Merger. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and in connection with the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) filed by Ameris with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Ameris and HSB, including factual statements and representations set forth in the letters dated the date hereof from officers of Ameris and HSB delivered to us (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement, the Registration Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant); (iii) any statements made in the Merger Agreement, the Registration Statement or the Representation Letters regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification; and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to in this paragraph.

Rogers & Hardin LLP | 2700 International Tower | 229 Peachtree Street NE | Atlanta, GA 30303 | 404.522.4700 Phone | 404.525.2224 Fax | rh-law.com

Ameris Bancorp

April 5, 2018

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service, currently published administrative rulings and procedures and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters or any other document on which we have relied, could affect our conclusions herein. Moreover, an opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the discussion set forth in the section of the Registration Statement entitled “The Merger – Material U.S. Federal Income Tax Consequences,” to the extent that such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences of the Merger to holders of HSB Common Stock.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely, /s/ Rogers & Hardin LLP